As filed with the Securities and Exchange Commission on June 28, 2019

Registration No. 333-221221

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONSTELLIUM SE

(Exact Name of registrant as specified in its charter)

The Netherlands	3341	98-0777516
(State or Other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Tupolevlaan 41-61

1119 NW Schiphol-Rijk

The Netherlands

+31 20 654 97 80

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company

80 State Street

Albany, NY 12207-2543

(518) 433-4740

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeremy Leach Senior Vice President and Group General Counsel Constellium N.V. Tupolevlaan 41-61 1119 NW Schiphol-Rijk The Netherlands	Karessa L. Cain Elina Tetelbaum Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated filer	☐

Non-Accelerated Filer	☐	Smaller Reporting Company	☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company	☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)
Class A Ordinary shares, par value €0.02 per share

(1)

An indeterminate amount of the securities is being registered as may from time to time be offered hereunder at indeterminate prices. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all registration fees and will pay the registration fees subsequently in advance or on a “pay-as-you-go” basis.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Form F-3ASR registration statement (File No. 333-221221) (the “Registration Statement”) is being filed in accordance with Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by Constellium SE (“Constellium SE”), a European company (“Societas Europaea”), as the successor registrant to Constellium N.V. (“Constellium N.V.”), a Dutch public limited liability company (“Naamloze Vennootschap”). Effective on June 28, 2019, Constellium N.V. converted from a Naamloze Vennootschap governed by the laws of the Netherlands with its corporate seat/registered office and headquarters in Amsterdam, the Netherlands to a Societas Europaea governed by the laws of the Netherlands with its corporate seat/registered office and headquarters in Amsterdam, the Netherlands (the “Conversion”). The Conversion was accomplished by executing a deed of conversion, including an amendment to the Constellium N.V.’s articles of association (as so amended, the “Articles of Association”) and the registration of the Conversion and the Articles of Association with the Dutch trade register, which actions also effected the change in the company’s name to Constellium SE. Constellium SE expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Conversion is part of the previously disclosed transaction to transfer the corporate seat/registered office and headquarters to Paris, France.

For the purposes of this Amendment and the Registration Statement, (i) as of any time prior to the Conversion, references to the “Registrant,” “Constellium” and similar terms mean Constellium N.V. and its consolidated subsidiaries and, as of any time after the Conversion, means Constellium SE and its consolidated subsidiaries and (ii) as of any time prior to the Conversion, references to “shareholders” mean the holders of any Class A ordinary shares, par value €0.02 per ordinary share, in Constellium N.V., as of any time after the Conversion, mean the holders of any Class A ordinary shares, par value €0.02 per ordinary share, of Constellium SE.

The prospectus contained in the Registration Statement incorporates by reference all documents filed by Constellium N.V. under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the Registration Statement (except for (i) Exhibit 99.2, the second paragraph of Exhibit 99.1 (containing certain quotes by the Chief Executive Officer) and the section titled “Outlook” in Exhibit 99.1 to the Form 6-K furnished to the SEC on February 21, 2019, (ii) Exhibit 99.2, the second paragraph of Exhibit 99.1 (containing certain quotes by the Chief Executive Officer) and the section titled “Outlook” in Exhibit 99.1to the Form 6-K furnished to the SEC on April 24, 2019 and (iii) any information from Constellium’s website) and will incorporate by reference all documents filed by Constellium SE under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this Amendment. The prospectus contained in the Registration Statement, as well as all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective time of the Conversion and incorporated by reference in the Registration Statement, will not reflect the change in our name, type of legal entity or capital stock, among other things. With respect to such information, or any other information contained or incorporated by reference in the Registration Statement that is modified by information subsequently incorporated by reference in the Registration Statement, the statement or information previously contained or incorporated in the Registration Statement shall also be deemed modified or superseded in the same manner.

The Registration Statement shall remain unchanged in all other respects. Accordingly, this Amendment consists only of this explanatory note and revised versions of the following parts of the Form F-3ASR: Part II, the signatures, the exhibit index and the exhibits filed in connection with this Amendment.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Our Articles of Association provide that we will indemnify our directors against all adverse financial effects incurred by such person in connection with any action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably could believe to be in or not opposed to our best interests. In addition, we may enter into indemnification agreements with our directors and officers. We also purchase and maintain insurance on behalf of our directors and officers to insure them against such liabilities, expenses and claims.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, a prospectus supplement will describe the terms and conditions of the indemnification or contribution.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9.	Exhibits

The index to exhibits appears below on the page immediately following the signature pages of this Amendment to the Registration Statement.

Item 10.	Undertakings

(1)	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, or the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, or the Exchange Act that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (1)(d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(e)	That, for the purpose of determining any liability under the Securities Act to any purchaser:

(i)

each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be a part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(f)

That, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(4)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(5)

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

The following documents are filed as part of this registration statement:

Exhibit Number	Exhibit Document

1.1+	Form of Underwriting Agreement

3.1	Articles of Association of Constellium SE, a European Company registered in the Netherlands (incorporated by reference to Exhibit 3.1 of Constellium SE’s Form 6-k filed on June 28, 2019)

4.1*	Fifth Supplemental Indenture (4.625% Senior Notes due 2021), dated February 20, 2019, among Constellium Bowling Green LLC, Constellium Property and Equipment Company, LLC, Deutsche Bank Trust Company Americas, as Trustee, Deutsche Bank AG, London Branch, as Principal Paying Agent and Deutsche Bank Luxembourg S.A., as Registrar and Transfer Agent

4.2*	Fifth Supplemental Indenture (5.750% Senior Notes due 2024), dated February 20, 2019, among Constellium Bowling Green LLC, Constellium Property and Equipment Company, LLC and Deutsche Bank Trust Company Americas, as Trustee

4.3*	Second Supplemental Indenture (6.625% Senior Notes due 2025), dated as of February 20, 2019, among Constellium Bowling Green LLC, Constellium Property and Equipment Company, LLC and Deutsche Bank Trust Company Americas, as Trustee

4.4*	Second Supplemental Indenture (5.875% Senior Notes due 2026), dated February 20, 2019, among Constellium Bowling Green LLC, Constellium Property and Equipment Company, LLC and Deutsche Bank Trust Company Americas, as Trustee

4.5*	Second Supplemental Indenture (4.250 % Senior Notes due 2026), dated February 20, 2019, among Constellium Bowling Green LLC, Constellium Property and Equipment Company, LLC, Deutsche Bank Trust Company Americas, as Trustee, Deutsche Bank AG, London Branch, as Principal Paying Agent and Deutsche Bank Luxembourg S.A., as Registrar and Transfer Agent

4.6*	Amendment No. 1 to Amended and Restated Credit Agreement, by and among Constellium Muscle Shoals LLC, Constellium Rolled Products Ravenswood, LLC, Constellium Bowling Green LLC, Constellium Holdings Muscle Shoals LLC, Constellium US Holdings I, LLC, Constellium Property and Equipment Company, LLC, the lenders signatory thereto, and Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent, dated as of May 10, 2019

5.1*	Opinion of Stibbe London B.V., counsel to Constellium SE, as to the validity of the Class A ordinary shares

10.1	Amendment No. 2 to the Constellium N.V. 2013 Equity Incentive Plan, effective as of June 28, 2019 (incorporated by reference to Exhibit 10.1 of Constellium SE’s Form 6-k filed on June 28, 2019)

23.1*	Consent of PricewaterhouseCoopers Audit, Independent Registered Public Accounting Firm

23.2*	Consent of PricewaterhouseCoopers LLP, Independent Auditors

23.3*	Consent of Stibbe London B.V. (included as part of Exhibit 5.1)

24.1	Power of Attorney for Richard B. Evans, Guy Maugis, Philippe Guillemot, Werner P. Paschke, Michiel Brandjes, Peter F. Hartman, John Ormerod, Lori A. Walker and Martha Brooks (included on the signature page to Constellium N.V.’s Registration Statement on Form F-3ASR (Registration No. 333-221221) filed on October 30, 2017)

24.2*	Power of Attorney for Stéphanie Frachet

99.1	SE Conversion Proposal of Constellium N.V., as filed with the Dutch Trade Register on May 3, 2019 (incorporated by reference to Exhibit 99.1 of Constellium N.V.’s Registration Statement on Form F-4 (Registration No. 333-231906) filed on June 3, 2019)

*	Filed herewith.
+

To be filed, if necessary, as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a Form 6-K to be filed by the registrant in connection with a specific offering, and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France, on June 28, 2019.

CONSTELLIUM SE

By: /s/ Jean-Marc Germain
Name:	Jean-Marc Germain
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Name	Title	Date

/s/ Jean-Marc Germain Jean-Marc Germain	Chief Executive Officer and Executive Director (Principal Executive Officer)	June 28, 2019

/s/ Peter R. Matt Peter R. Matt	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 28, 2019

* Richard B. Evans	Chairman	June 28, 2019

* Guy Maugis	Director	June 28, 2019

* Philippe Guillemot	Director	June 28, 2019

* Werner P. Paschke	Director	June 28, 2019

* Michiel Brandjes	Director	June 28, 2019

* Peter F. Hartman	Director	June 28, 2019

* John Ormerod	Director	June 28, 2019

* Lori A. Walker	Director	June 28, 2019

[Signature Page to POS ASR (Reg. No. 333-221221)]

* Martha Brooks	Director	June 28, 2019

/s/ Stéphanie Frachet Stéphanie Frachet	Director	June 28, 2019

*By:	/s/ Rina Teran
Name: Rina Teran
Title: Vice President and Secretary

[Signature Page to POS ASR (Reg. No. 333-221221)]

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has caused the amendment to this Post-Effective Amendment No. 1 to the Registration Statement to be signed solely in the capacity as the duly authorized representative of Constellium SE in the United States on June 28, 2019.

Constellium US Holdings I, LLC

By:	/s/ Rina Teran
Name: Rina Teran
Title: Vice President & Secretary

[Signature Page to POS ASR (Reg. No. 333-221221)]